Exhibit 99.1

NEWS RELEASE

For Immediate Release
Thursday, February 6, 2025

INVESTOR CONTACT:	MEDIA CONTACT:
Greg Peterson	Rachel Potts
VP, Investor Relations	VP, Chief Communications Officer
404-403-6042	678-654-7719
greg.peterson@agcocorp.com	rachel.potts@agcocorp.com

AGCO REPORTS FOURTH QUARTER AND 2024 FULL YEAR RESULTS
•Net sales of $11.7 billion, down 19.1%, in 2024
•Full year reported operating margin of (1.0)% and adjusted operating margin(1) of 8.9%
•2024 full year reported earnings per share of $(5.69) and adjusted earnings per share(1) of $7.50
•Reaffirms 2025 Outlook – Net sales of ~$9.6 billion and earnings per share of $4.00 - $4.50

    DULUTH, GA – February 6 – AGCO (NYSE: AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, reported net sales of $2.9 billion for the fourth quarter of 2024, a decrease of 24.0% compared to the fourth quarter of 2023. Reported net loss was $(3.42) per share for the quarter, which includes impairment charges and restructuring and business optimization expenses, and adjusted net income(1) was $1.97 per share. These results compare to reported net income of $4.53 per share and adjusted net income(1) of $3.78 per share, for the fourth quarter of 2023. Excluding unfavorable currency translation impacts of 1.8%, net sales in the quarter decreased 22.2% compared to the fourth quarter of 2023.

    Net sales for the full year of 2024 were approximately $11.7 billion, which is a decrease of 19.1% compared to 2023. For the full year, reported net loss was $(5.69) per share, which includes the loss on sale of the Grain & Protein business, impairment charges and restructuring and business optimization expenses, and adjusted net income(1) was $7.50 per share. These results compare to reported net income of $15.63 per share and adjusted net income(1) of $15.55 per share in 2023. Excluding unfavorable currency translation impacts of 0.6%, net sales for the full year decreased 18.5% compared to 2023.

    “AGCO delivered strong fourth quarter results with an adjusted operating margin of 9.9%, even with challenging market dynamics and aggressive production cuts,” said Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “We cut our production hours 33% in the fourth quarter and ended the year with lower company and dealer inventory compared to 2023. Our full-year adjusted operating margin performance of 8.9% is by far our best performance in an industry downturn. The strong performance in 2024, driven by our three high-margin growth levers and intense focus on cost controls, underscores the ongoing structural transformation at AGCO as we deliver more resilient and higher earnings across the cycle.”

    Hansotia continued, “In 2025, we will continue to execute our Farmer-First strategy strengthened by the portfolio moves and aggressive cost control actions, including our ongoing restructuring program. We expect these efforts to dampen the impact of further weakening industry demand, helping deliver adjusted operating margins well above levels achieved during prior industry troughs. We will continue our investments in premium technology, smart farming solutions and enhanced digital capabilities to support our Farmer-First strategy to better position the company for success when the industry recovers while helping to sustainably feed the world.”

    Highlights
•Reported fourth-quarter regional sales results(2): Europe/Middle East (“EME”) (16.7)%, North America (38.7)%, South America (31.6)%, Asia/Pacific/Africa (“APA”) (26.2)%
•Constant currency fourth-quarter regional sales results(1)(2)(3): EME (15.8)%, North America (37.7)%, South America (22.4)%, APA (26.3)%
•Fourth quarter regional operating margin performance: EME 14.4%, North America 0.7%, South America 10.8%, APA 3.0%
•Full-year reported operating margins and adjusted operating margins(1) were (1.0)% and 8.9% respectively, in 2024 compared to 11.8% and 12.0% in 2023

(1) See reconciliation of non-GAAP measures in appendix.
(2) As compared to fourth quarter 2023.
(3) Excludes currency translation impact.

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Year ended December 31, 2024	Change from Prior Year	Change from Prior Year
North America(4)	(13)%	(22)%
Brazil(5)	(4)%	(33)%
Western Europe(5)	(6)%	(32)%

(4) Excludes compact tractors.
(5) Based on Company estimates.

Hansotia concluded, “Global agricultural markets face both challenges and opportunities. U.S. net cash farm income remains strong for livestock-focused farms, while crop-focused farms are experiencing declines due to fluctuating prices for corn, soybeans, and wheat and relatively elevated input costs. Brazil’s record soybean production and delayed corn planting highlight both growth potential and risks. Geopolitical instability, coupled with weather-related disruptions in major producing regions like Russia and Ukraine, continue to impact global wheat supplies, adding uncertainty to the market. Demand for new equipment has softened further in most global markets, particularly as lower farm income persists for crop producers. We continue to expect increased adoption of precision technology, but challenging farm economics are resulting in weak global industry demand across most equipment categories.”

    North American industry retail tractor sales decreased 13% during 2024 compared to the previous year. Sales declines were relatively consistent across the horsepower categories with higher horsepower categories declining more in recent months. Combine unit sales were down 22% in 2024 compared to 2023. Lower projected farm income and a refreshed fleet is expected to pressure industry demand in 2025, resulting in weaker North American industry sales compared to 2024, particularly in larger equipment.

    Brazil industry retail tractor sales decreased 4% during 2024 compared to the previous year. Farm acreage in Brazil increased only modestly in 2024 after five years of more significant growth. Lower commodity prices, rising farmer debt, and reduced demand from China created caution among Brazilian farmers. Industry demand in Brazil is expected to remain flat in 2025, due to mixed market dynamics.

    In Western Europe, industry retail tractor sales decreased 6% during 2024 compared to the previous year with more significant declines in Scandinavia, the United Kingdom and Italy. Industry demand is expected to remain soft in 2025 as lower income levels pressure demand from arable farmers, while healthy demand from dairy and livestock producers is expected to mitigate some of the decline.

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended December 31,	2024(7)	2023	% change from 2023	% change from 2023 due to currency translation(6)	% change from 2023 due to acquisition of a business(6)	% change excluding currency translation and acquisition of a business
North America	$546.8	$891.7	(38.7)%	(1.0)%	0.9%	(38.6)%
South America	282.0	412.0	(31.6)%	(9.2)%	1.2%	(23.6)%
EME	1,882.8	2,259.0	(16.7)%	(0.9)%	1.4%	(17.2)%
APA	175.7	238.0	(26.2)%	0.1%	2.1%	(28.4)%
Total	$2,887.3	$3,800.7	(24.0)%	(1.8)%	1.3%	(23.5)%

Years Ended December 31,	2024(7)	2023	% change from 2023	% change from 2023 due to currency translation(6)	% change from 2023 due to acquisition of a business(6)	% change excluding currency translation and acquisition of a business
North America	$2,850.3	$3,752.7	(24.0)%	(0.3)%	1.0%	(24.7)%
South America	1,315.9	2,234.2	(41.1)%	(3.5)%	1.0%	(38.6)%
EME	6,812.9	7,540.5	(9.6)%	0.1%	1.2%	(10.9)%
APA	682.8	885.0	(22.8)%	(0.4)%	1.6%	(24.0)%
Total	$11,661.9	$14,412.4	(19.1)%	(0.6)%	1.2%	(19.7)%

(6) See footnotes for additional disclosures.
(7) Note: The regional net sales for the three months ended December 31, 2024 and year ended December 31, 2024 include the results of the Company’s Grain & Protein business which was divested on November 1, 2024.

North America

    North American net sales decreased 24.7% for the full year of 2024 compared to 2023, excluding the impact of unfavorable currency translation and favorable impact of an acquisition. Softer industry sales and lower end-market demand contributed to lower sales. The most significant sales declines occurred in the high-horsepower and mid-range tractor categories, as well as hay tools. Income from operations for the full year of 2024 decreased $283.5 million compared to 2023 and operating margins were 6.2%. The decrease resulted from lower sales and production volumes, as well as increased discounts.

South America

    Net sales in AGCO’s South American region decreased 38.6% for the full year of 2024 compared to 2023, excluding the impact of unfavorable currency translation and favorable impact of an acquisition. Softer industry retail sales and under-production of retail demand drove most of the decrease. Lower sales of high-horsepower tractors, combines and planters accounted for most of the decline. Income from operations for the full year of 2024 decreased by $282.0 million compared to 2023. This decrease was primarily a result of lower sales and production volumes as well as negative pricing.

Europe/Middle East

    Europe/Middle East region net sales decreased 10.9% for the full year of 2024 compared to 2023, excluding the impact of favorable currency translation and favorable impact of an acquisition. Lower sales across most of the European markets were partially offset by growth in Spain and Turkey. Declines were largest in mid-range and high-horsepower tractors and hay equipment. Income from operations decreased $174.9 million for the full year of 2024 compared to 2023. This decrease was primarily a result of lower sales and production volumes.

Asia/Pacific/Africa

     Net sales in the Asia/Pacific/Africa region decreased 24.0%, excluding the impact of unfavorable currency translation and favorable impact of an acquisition, during the full year of 2024 compared to 2023 due to weaker end market demand and lower production volumes. Lower sales in China, Australia and Africa drove most of the decline. Income from operations decreased $44.6 million for the full year of 2024 compared to 2023 primarily due to lower sales volumes.

Outlook

    As previously announced, AGCO’s net sales for 2025 are expected to be approximately $9.6 billion, reflecting lower sales volumes, relatively flat pricing as well as unfavorable foreign currency translation. Adjusted operating margins are projected to be approximately 7% - 7.5%, reflecting the impact of lower sales, lower production volumes, increased cost controls and moderately lower investments in engineering. Based on these assumptions, 2025 earnings per share are targeted at approximately $4.00 - $4.50.

* * * * *

    AGCO will host a conference call with respect to this earnings announcement at 10 a.m. Eastern Time on Thursday, February 6th. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com under the “Investors” Section. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for 12 months following the call. A copy of this press release will be available on AGCO’s website for at least 12 months following the call.

* * * * *

Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•We maintain an independent dealer and distribution network in the markets where we sell products. The financial and operational capabilities of our dealers and distributors are critical to our ability to compete in these markets. Higher inventory levels at our dealers and high utilization of dealer credit limits as well as the financial health of our dealers could negatively impact future sales and adversely impact our performance.
•On April 1, 2024, we completed the acquisition of the ag assets and technologies of Trimble through the formation of a joint venture, PTx Trimble, of which we own 85%. Financing the PTx Trimble transaction significantly increased our indebtedness and interest expense. We also have made various assumptions relating to the acquisition that may not prove to be correct and we may fail to realize all of the anticipated benefits of the acquisition. All acquisitions involve risk, and there is no certainty that the acquired business will operate as expected. Each of these items, as well as similar acquisition-related items, would adversely impact our performance.
•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country. As a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. The United States government has recently indicated that it intends to impose tariffs on goods imported from foreign countries, including China, Mexico and Canada and that additional tariffs may be imposed on imports from other countries in the future. There is substantial uncertainty surrounding these tariffs and the consequences that may arise from the imposition of tariffs on imports from, and exports to, these other countries. These risks may delay or reduce our realization of value from our international operations.
•We cannot predict or control the impact of the conflict in Ukraine on our business. Already it has resulted in reduced sales in Ukraine as farmers have experienced economic distress, difficulties in harvesting and delivering their products, as well as general uncertainty. There is a potential for natural gas shortages, as well as shortages in other energy sources, throughout Europe, which could negatively impact our production in Europe both directly and through interrupting the supply of parts and components that we use. It is unclear how long these conditions will continue, or whether they will worsen, and what the ultimate impact on our performance will be. In addition, AGCO sells products in, and purchases parts and components from, other regions where there could be hostilities. Any hostilities likely would adversely impact our performance.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted. In addition, Rabobank also is the lead lender in our revolving credit facility and term loans and for many years has been an important financing partner for us. Any interruption or other challenges in that relationship would require us to obtain alternative financing, which could be difficult.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyberattack, we could be subject to significant claims, penalties and damages.
•Attacks through ransomware and other means are rapidly increasing, and in May 2022 we learned that we had been subject to a cyberattack. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.
•Cybersecurity breaches including ransomware attacks and other means are rapidly increasing. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. In addition, the potential of future natural gas shortages in Europe, as well as predicted overall shortages in other energy sources, could also negatively impact our production and that of our supply chain in the future. There can be no assurance that there will not be future disruptions.
•Any future pandemics could negatively impact our business through reduced sales, facilities closures, higher absentee rates, and reduced production at both our plants and the plants that supply us with parts and components. In addition, logistical and transportation-related issues and similar problems may also arise.
•We recently have experienced significant inflation in a range of costs, including for parts and components, shipping, and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness (and have incurred additional indebtedness as part of the PTx Trimble joint venture transaction), and, as a result, we are subject to certain restrictive covenants and payment obligations, as well as increased leverage generally, that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2023 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

* * * * *

About AGCO

    AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers value to farmers and OEM customers through its differentiated brand portfolio including leading brands Fendt®, Massey Ferguson®, PTx and Valtra®. AGCO's full line of equipment, smart farming solutions and services helps farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $11.7 billion in 2024. For more information, visit www.agcocorp.com.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$612.7	$595.5
Accounts and notes receivable, net	1,267.4	1,605.3
Inventories, net	2,731.3	3,440.7
Other current assets	526.6	699.3
Total current assets	5,138.0	6,340.8
Property, plant and equipment, net	1,818.6	1,920.9
Right-of-use lease assets	168.9	176.2
Investments in affiliates	519.6	512.7
Deferred tax assets	561.0	481.6
Other assets	435.2	346.8
Intangible assets, net	728.9	308.8
Goodwill	1,820.4	1,333.4
Total assets	$11,190.6	$11,421.2

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Borrowings due within one year	$415.2	$15.0
Accounts payable	813.0	1,207.3
Accrued expenses	2,469.6	2,903.8
Other current liabilities	128.2	217.5
Total current liabilities	3,826.0	4,343.6
Long-term debt, less current portion and debt issuance costs	2,233.3	1,377.2
Operating lease liabilities	127.5	134.4
Pension and postretirement health care benefits	155.6	170.5
Deferred tax liabilities	125.0	122.6
Other noncurrent liabilities	680.3	616.1
Total liabilities	7,147.7	6,764.4
Redeemable noncontrolling interests	300.1	—
Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Preferred stock	—	—
Common stock	0.7	0.7
Additional paid-in capital	—	4.1
Retained earnings	5,645.0	6,360.0
Accumulated other comprehensive loss	(1,902.9)	(1,708.1)
Total AGCO Corporation stockholders’ equity	3,742.8	4,656.7
Noncontrolling interests	—	0.1
Total stockholders’ equity	3,742.8	4,656.8
Total liabilities, noncontrolling redeemable interests and stockholders’ equity	$11,190.6	$11,421.2
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2024	2023
Net sales	$2,887.3	$3,800.7
Cost of goods sold	2,198.6	2,817.9
Gross profit	688.7	982.8
Selling, general and administrative expenses	323.2	416.8
Engineering expenses	103.0	150.8
Amortization of intangibles	26.6	14.4
Impairment charges	364.2	4.1
Restructuring and business optimization expenses	131.0	3.6
Loss on sale of business	9.5	—
Income (loss) from operations	(268.8)	393.1
Interest expense (income), net	27.3	(7.2)
Other expense, net	50.1	149.7
Income (loss) before income taxes and equity in net earnings of affiliates	(346.2)	250.6
Income tax benefit	(24.2)	(76.1)
Income (loss) before equity in net earnings of affiliates	(322.0)	326.7
Equity in net earnings of affiliates	8.4	12.3
Net income (loss)	(313.6)	339.0
Net loss attributable to noncontrolling interests	57.9	—
Net income (loss) attributable to AGCO Corporation	$(255.7)	$339.0
Net income (loss) per common share attributable to AGCO Corporation:
Basic	$(3.42)	$4.54
Diluted	$(3.42)	$4.53
Cash dividends declared and paid per common share	$0.29	$0.29
Weighted average number of common and common equivalent shares outstanding:
Basic	74.5	74.7
Diluted	74.6	74.8
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2024	2023
Net sales	$11,661.9	$14,412.4
Cost of goods sold	8,762.8	10,635.0
Gross profit	2,899.1	3,777.4
Selling, general and administrative expenses	1,397.7	1,454.5
Engineering expenses	493.0	548.8
Amortization of intangibles	81.0	57.7
Impairment charges	369.5	4.1
Restructuring and business optimization expenses	172.7	11.9
Loss on sale of business	507.3	—
Income (loss) from operations	(122.1)	1,700.4
Interest expense, net	93.0	4.6
Other expense, net	218.5	362.3
Income (loss) before income taxes and equity in net earnings of affiliates	(433.6)	1,333.5
Income tax provision	98.4	230.4
Income (loss) before equity in net earnings of affiliates	(532.0)	1,103.1
Equity in net earnings of affiliates	46.4	68.2
Net income (loss)	(485.6)	1,171.3
Net loss attributable to noncontrolling interests	60.8	0.1
Net income (loss) attributable to AGCO Corporation	$(424.8)	$1,171.4
Net income (loss) per common share attributable to AGCO Corporation:
Basic	$(5.69)	$15.66
Diluted	$(5.69)	$15.63
Cash dividends declared and paid per common share	$3.66	$6.10
Weighted average number of common and common equivalent shares outstanding:
Basic	74.6	74.8
Diluted	74.7	74.9
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(485.6)	$1,171.3
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	251.2	230.4
Impairment charges	369.5	4.1
Amortization of intangibles	81.0	57.7
Stock compensation expense	18.4	46.4
Loss on sale of business	507.3	—
U.S. pension plan termination and settlement	18.5	—
Equity in net earnings of affiliates, net of cash received	(29.4)	(36.4)
Deferred income tax benefit	(102.7)	(264.4)
Other	32.2	6.7
Changes in operating assets and liabilities:
Accounts and notes receivable, net	59.1	(443.8)
Inventories, net	308.8	(164.4)
Other current and noncurrent assets	(36.7)	(243.0)
Accounts payable	(224.9)	(191.6)
Accrued expenses	(190.2)	566.5
Other current and noncurrent liabilities	113.4	363.6
Total adjustments	1,175.5	(68.2)
Net cash provided by operating activities	689.9	1,103.1
Cash flows from investing activities:
Purchases of property, plant and equipment	(393.3)	(518.1)
Proceeds from sale of property, plant and equipment	2.1	11.8
Purchase of businesses, net of cash acquired	(1,903.7)	(9.8)
Proceeds from sale of business	630.7	—
Investments in unconsolidated affiliates, net	(7.4)	(21.6)
Proceeds from cross currency swap contract	22.6	—
Other	(1.4)	(8.0)
Net cash used in investing activities	(1,650.4)	(545.7)
Cash flows from financing activities:
Proceeds from indebtedness	1,875.7	329.8
Repayments of indebtedness	(513.4)	(458.6)
Purchases and retirement of common stock	(22.0)	(53.0)
Payment of dividends to stockholders	(273.1)	(457.4)
Payment of minimum tax withholdings on stock compensation	(14.1)	(21.6)
Payment of debt issuance costs	(15.7)	(10.9)
Investments by noncontrolling interests, net	8.1	—
Net cash provided by (used in) financing activities	1,045.5	(671.7)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(67.8)	(79.7)
Increase (decrease) in cash, cash equivalents and restricted cash	17.2	(194.0)
Cash, cash equivalents and restricted cash, beginning of year	595.5	789.5
Cash, cash equivalents and restricted cash, end of year	$612.7	$595.5
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data)

1.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. The cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements that remain outstanding as of December 31, 2024 and 2023 was approximately $2.3 billion and $2.5 billion, respectively.

    In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. The cash received from trade receivables sold under factoring arrangements that remain outstanding as of December 31, 2024 and 2023 was approximately $220.5 million and $254.1 million, respectively.

    Losses on sales of receivables associated with the accounts receivable sales agreements discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $26.0 million and $118.2 million, respectively, during the three months and year ended December 31, 2024. Losses on sales of receivables associated with the accounts receivable sales agreements discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $49.1 million and $148.4 million, respectively, during the three months and year ended December 31, 2023, respectively.

    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of December 31, 2024 and 2023, these finance joint ventures had approximately $139.2 million and $211.3 million, respectively, of outstanding accounts receivable associated with these arrangements.

2.    IMPAIRMENT CHARGES

    In the fourth quarter of 2024, the Company performed its annual goodwill impairment assessment and recorded goodwill impairment charges of $354.1 million related to the North America operating segment reflected as “Impairment charges” in its Condensed Consolidated Statement of Operations. The majority of the impairment charges related to the PTx Trimble North America reporting unit. The near-term outlook of the reporting unit has deteriorated driven by weak industry demand and lower market penetration. These conditions led to downward revisions of the Company's forecasts of earnings which resulted in the impairment charge. The Company recorded other impairment charges during the year of $15.4 million related to other assets and an investment in affiliate.

3.    INVENTORIES

    Inventories, net at December 31, 2024 and 2023 were as follows (in millions):

	December 31, 2024	December 31, 2023
Finished goods	$1,187.9	$1,460.7
Repair and replacement parts	754.6	823.1
Work in process	170.0	255.2
Raw materials	618.8	901.7
Inventories, net	$2,731.3	$3,440.7

4.    INDEBTEDNESS

    Long-term debt consisted of the following at December 31, 2024 and 2023 (in millions):

	December 31, 2024	December 31, 2023
Credit Facility, expires 2027	$—	$—
5.450% Senior notes due 2027	400.0	—
5.800% Senior notes due 2034	700.0	—
0.800% Senior notes due 2028	622.7	664.0
1.002% EIB Senior term loan due 2025	259.5	276.7
EIB Senior term loan due 2029	259.5	276.7
EIB Senior term loan due 2030	176.4	—
Senior term loans due between 2025 and 2028	152.0	162.1
Other long-term debt	—	3.1
Debt issuance costs	(12.0)	(3.1)
	2,558.1	1,379.5
Less:
Current portion of other long-term debt	—	(2.3)
1.002% EIB Senior term loan due 2025	(259.5)	—
Senior term loans due 2025	(65.3)	—
Total long-term indebtedness, less current portion	$2,233.3	$1,377.2

    As of December 31, 2024 and 2023, the Company had short-term borrowings due within one year, excluding the current portion of long-term debt, of approximately $90.4 million and $12.7 million, respectively.

European Investment Bank (“EIB”) Senior Term Loan due 2030

    On January 25, 2024, the Company entered into an additional multi-currency Finance Contract with the EIB permitting the Company to borrow up to €170.0 million. On February 15, 2024, the Company borrowed €170.0 million (or approximately $176.4 million as of December 31, 2024) under the arrangement. The loan matures on February 15, 2030. Interest is payable on the term loan at 3.416% per annum, payable semi-annually in arrears.

5.450% Senior Notes due 2027 and 5.800% Senior Notes due 2034

    On March 21, 2024, the Company issued (i) $400.0 million aggregate principal amount of 5.450% Senior Notes due 2027 (the “2027 Notes”) and (ii) $700.0 million aggregate principal amount of 5.800% Senior Notes due 2034 (the “2034 Notes”, and together with the 2027 Notes, the “Notes”). The Notes are unsecured and guaranteed on a senior unsecured basis, jointly and severally, by certain direct and indirect subsidiaries of the Company. The 2027 Notes mature on March 21, 2027, and interest is payable semi-annually, in arrears, at 5.450%. The 2034 Notes mature on March 21, 2034, and interest is payable semi-annually, in arrears, at 5.800%.

Credit Facility and Term Loan Facility

    The Company has a credit facility providing for a $1.25 billion multi-currency unsecured revolving credit facility (“Credit Facility”) that matures on December 19, 2027. Interest accrues on amounts outstanding for any borrowings denominated in United States dollars, at the Company’s option, at either (1) the Secured Overnight Financing Rate (“SOFR”) plus 0.1% plus a margin ranging from 0.875% to 1.875% based on the Company’s credit rating, or (2) the base rate, which is the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.5%, and (iii) Term SOFR for a one-month tenor plus 1.0%, plus a margin ranging from 0.000% to 0.875% based on the Company’s credit rating. Interest accrues on amounts outstanding for any borrowings denominated in Euros at the Euro Interbank Offered Rate (“EURIBOR”) plus a margin ranging from 0.875% to 1.875% based on the Company’s credit rating. As of December 31, 2024, the Company had no outstanding borrowings under the revolving credit facility.

    In December 2023, the Company amended the Credit Facility to allow for incremental borrowings in the form of a delayed draw term loan facility in an aggregate principal amount of $250.0 million. In March 2024, the Company further amended the Credit Facility to increase this amount by $250.0 million, for an aggregate amount of $500.0 million (“Term Loan Facility”). The Company drew down the Term Loan Facility on March 28, 2024. Borrowings under the Term Loan Facility bear interest at the same rate and margin as the Credit Facility. The Term Loan Facility matures on December 19, 2027. On November 1, 2024, the Company repaid the $500.0 million outstanding under the Term Loan Facility utilizing proceeds from the sale of the Company’s Grain & Protein business.

1.002% EIB Senior Term Loan Due 2025

    Subsequent to December 31, 2024, on January 24, 2025, the Company repaid €250.0 million (or approximately $262.3 million) upon maturity of the EIB Senior term loan due 2025.

    The increase in indebtedness as of December 31, 2024 compared to December 31, 2023 related to the PTx Trimble joint venture transaction that closed on April 1, 2024. The Company financed the joint venture transaction through a combination of the Senior Notes due 2027 and 2034, the Term Loan Facility and the remainder through other borrowings and cash on hand.

5.    RESTRUCTURING AND BUSINESS OPTIMIZATION EXPENSES

    The Company is focused on operational efficiencies to build a more resilient business. On June 24, 2024, the Company announced a restructuring program (the “Program”) in response to increased weakening demand in the agriculture industry. The initial phase of the Program is focused on further reducing structural costs, streamlining the Company’s workforce and enhancing global efficiencies related to changing the Company’s operating model for certain corporate and back-office functions and better leveraging technology and global centers of excellence. The Company estimates that it will incur charges for one-time termination benefits of approximately $150.0 million to $200.0 million in connection with this phase of the Program, primarily consisting of cash charges related to severance payments, employees benefits and related costs. The Company incurred the majority of charges in 2024 and expects to incur the remaining charges in 2025.

    Additionally, in recent years, the Company announced and initiated several actions to rationalize employee headcount in various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and Asia, in order to reduce costs in response to fluctuating global market demand.

    Business optimization expenses primarily relate to professional services costs incurred as part of the restructuring program aimed at reducing structural costs, enhancing global efficiencies by changing the Company’s operating model for certain corporate and back-office functions.

    As of December 31, 2023, accrued severance and other costs related to previous rationalizations were approximately $7.8 million. During the year ended December 31, 2024, the Company recorded an additional $172.7 million of severance, business optimization and other related costs primarily associated with the Program and paid approximately $34.4 million of severance costs. The $143.9 million of accrued severance, business optimization and other related costs as of December 31, 2024, inclusive of approximately $2.2 million of negative foreign currency translation impacts, are expected to be paid primarily during the next 12 months.

6.    BUSINESS DIVESTITURE

    On July 25, 2024, the Company announced it had entered into a definitive agreement to sell the majority of its Grain & Protein (“G&P”) business, which includes the GSI®, Automated Production® (AP), Cumberland®, Cimbria® and Tecno® brands for a purchase price of $700.0 million, subject to customary working capital and other adjustments. On November 1, 2024, the Company completed the sale of the Company’s G&P business. The Company determined the sale of the G&P business did not represent a strategic shift that had or will have a major effect on the consolidated results of operations, and therefore results of this business were not classified as discontinued operations. The results of the G&P business through the date of the divestiture are included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments. The Company received net proceeds of $630.7 million and recognized a loss on the sale of business of $507.3 million, which is included within “Loss on sale of business” in the Company's Condensed Consolidated Statements of Operations. The loss on sale of business includes $93.6 million of cumulative translation adjustment losses representing amounts previously recorded in accumulated other comprehensive loss. The proceeds from the sale were used to repay the Term Loan Facility and reduce borrowings under the Credit Facility.

7.    SEGMENT REPORTING

    The Company has four operating segments which are also its reportable segments which consist of the North America, South America, Europe/Middle East and Asia/Pacific/Africa regions. The Company’s reportable segments are geography based and distribute a full range of agricultural machinery and precision agriculture technology. The Company’s Chief Operating Decision Maker (“CODM”), Eric P. Hansotia, Chairman of the Board, President and Chief Executive Officer, evaluates segment performance primarily based on income from operations. The CODM utilizes income from operations to evaluate each segment’s performance including the allocation of resources. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2024 and 2023 are as follows (in millions):

Three Months Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Total Segments
2024
Net sales	$546.8	$282.0	$1,882.8	$175.7	$2,887.3
Cost of goods sold	430.2	222.9	1,408.7	136.8	2,198.6
Selling, general and administrative expenses	82.2	23.2	138.6	30.6	274.6
Engineering expenses	30.4	5.4	64.2	3.0	103.0
Income from operations	$4.0	$30.5	$271.3	$5.3	$311.1
2023
Net sales	$891.7	$412.0	$2,259.0	$238.0	$3,800.7
Cost of goods sold	670.4	327.0	1,627.4	193.1	2,817.9
Selling, general and administrative expenses	100.1	53.9	174.1	21.9	350.0
Engineering expenses	40.7	15.4	90.8	3.9	150.8
Income from operations	$80.5	$15.7	$366.7	$19.1	$482.0

Years Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Total Segments
2024
Net sales	$2,850.3	$1,315.9	$6,812.9	$682.8	$11,661.9
Cost of goods sold	2,150.3	1,052.6	5,021.7	538.2	8,762.8
Selling, general and administrative expenses	378.7	111.5	578.4	98.9	1,167.5
Engineering expenses	145.5	47.4	287.1	13.0	493.0
Income from operations	$175.8	$104.4	$925.7	$32.7	$1,238.6
2023
Net sales	$3,752.7	$2,234.2	$7,540.5	$885.0	$14,412.4
Cost of goods sold	2,788.6	1,629.9	5,514.0	702.5	10,635.0
Selling, general and administrative expenses	353.5	162.6	598.0	90.9	1,205.0
Engineering expenses	151.3	55.3	327.9	14.3	548.8
Income from operations	$459.3	$386.4	$1,100.6	$77.3	$2,023.6

    A reconciliation from the segment information to the consolidated balances for income from operations (loss) is set forth below (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Segment income from operations	$311.1	$482.0	$1,238.6	$2,023.6
Impairment charges	(364.2)	(4.1)	(369.5)	(4.1)
Loss on sale of business	(9.5)	—	(507.3)	—
Corporate expenses	(51.1)	(58.3)	(212.3)	(204.9)
Amortization of intangibles	(26.6)	(14.4)	(81.0)	(57.7)
Stock compensation expense	2.5	(8.5)	(17.9)	(44.6)
Restructuring and business optimization expenses	(131.0)	(3.6)	(172.7)	(11.9)
Consolidated income (loss) from operations	$(268.8)	$393.1	$(122.1)	$1,700.4

RECONCILIATION OF NON-GAAP MEASURES

    This earnings release discloses adjusted income from operations, adjusted operating margin, adjusted net income, adjusted net income per share and net sales on a constant currency basis and excluding a recent acquisition, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

    The following is a reconciliation of reported income (loss) from operations, net income (loss) attributable to AGCO and net income (loss) per share attributable to AGCO to adjusted income from operations, adjusted net income and adjusted net income per share for the three months and years ended December 31, 2024 and 2023 (in millions, except per share data):

	Three Months Ended December 31,
	2024			2023
	Income (Loss) From Operations	Net Income (Loss)(1)	Net Income (Loss) Per Share(1)	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)(2)
As reported	$(268.8)	$(255.7)	$(3.42)	$393.1	$339.0	$4.53
Restructuring and business optimization expenses(3)	131.0	103.5	1.38	3.6	2.7	0.04
Amortization of PTx Trimble acquired intangibles(4)	23.9	15.0	0.20	—	—	—
Transaction-related costs(5)	25.5	23.8	0.32	4.5	3.3	0.04
Impairment charges(6)	364.2	231.5	3.10	4.1	4.1	0.05
Loss on sale of business(7)	9.5	9.5	0.13	—	—	—
U.S. pension plan termination and settlement(8)	—	18.5	0.25	—	—	—
Divestiture-related foreign currency translation release(9)	—	0.7	0.01	—	—	—
Argentina currency devaluation impact(10)	—	—	—	—	45.8	0.61
Discrete tax items(11)	—	—	—	—	(112.3)	(1.50)
As adjusted	$285.3	$146.8	$1.97	$405.3	$282.5	$3.78

(1)    Net income (loss) and net income (loss) per share amounts are after tax.
(2)    Rounding may impact summation of amounts.
(3)     The restructuring expenses recorded during the three months ended December 31, 2024 and December 31, 2023 related primarily to severance, business optimization and other related costs associated with the Company’s Program and rationalization of certain manufacturing facilities and administrative offices.
(4)    Amortization of intangibles related to intangibles acquired as part of the Company’s acquisition of PTx Trimble.
(5)    The transaction-related costs recorded during the three months ended December 31, 2024 related to the Company’s divestiture of the majority of its Grain & Protein business and the formation of the PTx Trimble joint venture. The transaction-related costs recorded during the three months ended December 31, 2023 related to the PTx Trimble joint venture.
(6)    The impairment charges recorded during the three months ended December 31, 2024 are primarily related to the impairment of goodwill related to the Company’s North America segment. The impairment charge recorded during the three months ended December 31, 2023 related to the impairment of certain patents and technology amortizing intangible assets from a prior acquisition.
(7)    During the three months ended December 31, 2024, the Company completed the divestiture of the majority of its Grain & Protein business and recorded an additional loss on sale of business of $9.5 million.
(8)    During the three months ended December 31, 2024, the Company terminated its U.S. qualified defined benefit plan and the settlement resulted in the recognition of approximately $18.5 million in “Other expense, net” within the Company's Condensed Consolidated Statements of Operations representing the amounts previously recognized in accumulated other comprehensive loss.
(9)    During the three months ended December 31, 2024, the Company divested its interest in its Irish finance joint venture. Foreign currency translation impacts since inception of the Ireland finance joint venture previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations.

(10)    In December 2023, the central bank of Argentina adjusted the official foreign currency exchange rate for the Argentine peso, significantly devaluing the currency relative to the United States dollar. The Argentina currency devaluation impact represents losses recognized during December 2023 related to the devaluation of the Argentine peso and the related impacts to our AGCO finance joint venture in Argentina which were recorded in “Other expenses, net” and “Equity in net earnings of affiliates”, respectively, in the Company’s Condensed Consolidated Statements of Operations.
(11)    During the three months ended December 31, 2023, the Company’s income tax provision included a one-time benefit of $112.3 million related to the recognition of a deferred tax asset of approximately $197.7 million, net of a valuation allowance of approximately $85.4 million, related to the finalization of negotiations surrounding the application of Swiss Tax reform legislation enacted in 2020.

	Years Ended December 31,
	2024			2023
	Income (Loss) From Operations	Net Income (Loss)(1)	Net Income (Loss) Per Share(1)	Income From Operations(2)	Net Income(1)	Net Income Per Share(1)(2)
As reported	$(122.1)	$(424.8)	$(5.69)	$1,700.4	$1,171.4	$15.63
Restructuring and business optimization expenses(3)	172.7	135.9	1.82	11.9	9.5	0.13
Amortization of PTx Trimble acquired intangibles(4)	48.2	30.3	0.40	—	—	—
Transaction-related costs(5)	67.7	55.0	0.74	16.0	11.8	0.16
Impairment charges(6)	369.5	236.8	3.17	4.1	4.1	0.05
Loss on sale of business(7)	507.3	507.3	6.80	—	—	—
U.S. pension plan termination and settlement(8)	—	18.5	0.25	—	—	—
Argentina currency devaluation impact(9)	—	—	—	—	45.8	0.61
Divestiture-related foreign currency translation release(10)	—	0.7	0.01	—	8.2	0.11
Discrete tax items(11), (12)	—	—	—	—	(85.9)	(1.15)
As adjusted	$1,043.3	$559.7	$7.50	$1,732.3	$1,164.9	$15.55

(1)    Net income (loss) and net income (loss) per share amounts are after tax.
(2)    Rounding may impact summation of amounts.
(3)    The restructuring expenses recorded during the year ended December 31, 2024 and December 31, 2023 related primarily to severance, business optimization and other related costs associated with the Company’s Program and rationalization of certain manufacturing facilities and administrative offices.
(4)    Amortization of intangibles related to intangibles acquired as part of the Company’s acquisition of PTx Trimble.
(5)    The transaction-related costs recorded during the year ended December 31, 2024 and December 31, 2023 related to the Company’s formation of the PTx Trimble joint venture. The transaction related costs recorded during the year ended December 31, 2024 also included costs related to the Company’s divestiture of the majority of its Grain & Protein business.
(6)    The impairment charges recorded during the year ended December 31, 2024 primarily related to the impairment of goodwill related to the Company’s North America segment, other assets and an investment in affiliate. The impairment charge recorded during the year ended December 31, 2023 related to the impairment of certain patents and technology amortizing intangible assets from a prior acquisition.
(7)    During the year ended December 31, 2024, the Company completed the divestiture of the majority of its Grain & Protein Business and recorded a loss on sale of business of $507.3 million.
(8)    During the year ended December 31, 2024, the Company terminated its U.S. qualified defined benefit plan and the settlement resulted in the recognition of approximately $18.5 million in “Other expense, net” within the Company's Condensed Consolidated Statements of Operations representing the amounts previously recognized in accumulated other comprehensive loss.
(9)    In December 2023, the central bank of Argentina adjusted the official foreign currency exchange rate for the Argentine peso, significantly devaluing the currency relative to the United States dollar. The Argentina currency devaluation impact represents losses recognized during December 2023 related to the devaluation of the Argentine peso and the related impacts to our AGCO finance joint venture in Argentina which were recorded in “Other expenses, net” and “Equity in net earnings of affiliates”, respectively, in the Company’s Condensed Consolidated Statements of Operations.

(10)    During the years ended December 31, 2024 and December 31, 2023, respectively, the Company divested its interests in its Irish and German finance joint ventures. Foreign currency translation impacts since inception of the finance joint ventures previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations.
(11)    During the year ended December 31, 2023, the Company’s income tax provision included a one-time benefit of $112.3 million related to the recognition of a deferred tax asset of approximately $197.7 million, net of a valuation allowance of approximately $85.4 million, related to the finalization of negotiations surrounding the application of Swiss Tax reform legislation enacted in 2020.
(12)    During the year ended December 31, 2023, the Company applied for enrollment in the Brazilian government’s “Litigation Zero” tax amnesty program whereby cases being disputed at the administrative court level of review for a period of more than ten years can be considered for amnesty. The Company recorded the settlement under the amnesty program of approximately $26.4 million, net of associated U.S. income tax credits, within “Income tax provision” during the year ended December 31, 2024.

    The following is a reconciliation of adjusted operating margin for the three months and years ended December 31, 2024 and 2023 (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Net sales	$2,887.3	$3,800.7	$11,661.9	$14,412.4

Income (loss) from operations	(268.8)	393.1	(122.1)	1,700.4
Adjusted income from operations(1)	285.3	405.3	1,043.3	1,732.3
Operating margin(2)	(9.3)%	10.3%	(1.0)%	11.8%
Adjusted operating margin(1)	9.9%	10.7%	8.9%	12.0%

(1)    Refer to the previous table for the reconciliation of income (loss) from operations to adjusted income from operations.
(2)     Operating margin is defined as the ratio of income (loss) from operations divided by net sales. Adjusted operating margin is defined as the ratio of adjusted income from operations divided by net sales.

    The Company does not provide a quantitative reconciliation of forward-looking, non-GAAP financial measures to the most directly comparable GAAP financial measure because it is difficult to reliably predict or estimate the relevant components without unreasonable effort due to future uncertainties that may potentially have a significant impact on such calculations and providing them may imply a degree of precision that would be confusing or potentially misleading.

    The following tables set forth, for the three months and years ended December 31, 2024 and 2023, the impact to net sales of currency translation and a recent acquisition by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation		Change due to acquisition of a business
	2024	2023	% change from 2023	$	%	$	%
North America	$546.8	$891.7	(38.7)%	$(9.1)	(1.0)%	$7.8	0.9%
South America	282.0	412.0	(31.6)%	(37.8)	(9.2)%	4.8	1.2%
Europe/Middle East	1,882.8	2,259.0	(16.7)%	(21.4)	(0.9)%	30.6	1.4%
Asia/Pacific/Africa	175.7	238.0	(26.2)%	0.3	0.1%	5.0	2.1%
	$2,887.3	$3,800.7	(24.0)%	$(68.0)	(1.8)%	$48.2	1.3%

	Years Ended December 31,			Change due to currency translation		Change due to acquisition of a business
	2024	2023	% change from 2023	$	%	$	%
North America	$2,850.3	$3,752.7	(24.0)%	$(12.7)	(0.3)%	$36.0	1.0%
South America	1,315.9	2,234.2	(41.1)%	(79.1)	(3.5)%	23.0	1.0%
Europe/Middle East	6,812.9	7,540.5	(9.6)%	5.6	0.1%	93.6	1.2%
Asia/Pacific/Africa	682.8	885.0	(22.8)%	(3.1)	(0.4)%	14.4	1.6%
	$11,661.9	$14,412.4	(19.1)%	$(89.3)	(0.6)%	$167.0	1.2%